Exhibit 11.1


                    Ciro International, Inc. and Subsidiaries
           Statement Re: Computation of Per Share Earnings (Unaudited)

                                                     Quarters                 Six Months
Periods Ended June 30                           2000         1999          2000        1999
----------------------------------------------------------------------------------------------
Basic Earnings Per Share:

Net Loss:                                     $(21,868)     $(5,150)     $(14,216)    $(10,919)

Weighted Average Shares Outstanding          7,160,000    7,160,000     7,160,000    7,160,000

Basic Earnings Per Share                            --           --            --           --
                                             =========    =========     =========    =========